Mail Stop 3561
							October 30, 2008

Via Fax & U.S. Mail

Daniel Salazar Ferrer
Chief Financial Officer
Industrias Bachoco, S.A.B. de C.V.
Avenida Tecnologico No. 401
Ciudad Industrial C.P. 38010
Celaya, Guanajuato, Mexico

Re:	Industrias Bachoco, S.A.B. de C.V.
	Form 20-F for the fiscal year ended December 31, 2007
      Filed June 30, 2008
		File No. 001-33030

Dear Mr. Ferrer:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

Sincerely,



Linda Cvrkel
Branch Chief
Daniel Salazar Ferrer
Industrias Bachoco S.A.B. de C.V.
September 11, 2008
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